Exhibit 99

#23S – April 22, 2010	Contact:	Roger Schrum
+1 843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Strong First Quarter 2010 Results;
Raises Full-Year Base EPS Guidance
Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported much improved first quarter 2010 results and raised base earnings per share guidance for full-year 2010.
Highlights
•	First quarter 2010 GAAP earnings per diluted share were $.48, compared with $.23 in 2009.

•	Base net income attributable to Sonoco (base earnings) for first quarter 2010 was $.50 per diluted share, compared with $.29 in 2009. (See base earnings definition and reconciliation later in this release.)

•	First quarter 2010 net sales of $935 million were 17 percent higher than the $801 million in 2009.

•	Guidance for full-year 2010 base earnings was raised to $2.15 to $2.25 per diluted share, from the previous $2.00 to $2.15.
Commenting on the Company’s performance, Sonoco Chairman, President and Chief Executive Officer Harris E. DeLoach, Jr., said, “Our first quarter results were significantly improved from the last year’s recession impacted period. We exceeded our previous base earnings guidance of $.40 to $.45 per diluted share as we benefited from better than expected volumes in nearly all of our Industrial and Consumer businesses and a slightly lower effective tax rate.”
“On Sonoco’s Consumer side, operating profits from our Consumer Packaging segment showed year-over-year gains for the ninth consecutive quarter due primarily to strong productivity and improved volume. Our Packaging Services segment had a strong quarter due to higher than expected special contract packing and fulfillment activity, and lower operating costs.”
“On our Industrial side, generally improving global economic conditions spurred year-over-year volume growth in our Tubes and Cores/Paper segment. However, this improvement was muted by rising prices for old corrugated containers (OCC), our primary raw material, which have nearly doubled since December 2009. For the majority of our contracted tubes, cores and paperboard accounts, we only reset sales prices at the beginning of each quarter, based on OCC prices at the end of the previous quarter. Due to the magnitude of the increase in OCC costs during the first quarter of 2010, we experienced a significant negative price/cost relationship. Fortunately, we were able to offset this negative impact with higher volume, strong productivity and reduced operating costs. The majority of these factors were considered when we issued our updated guidance in early February.”
First Quarter Results
First quarter net income attributable to Sonoco was $48.6 million, or $.48 per diluted share, compared with $23.1 million, or $.23 per diluted share, in 2009. Base earnings were $51.0 million, or $.50 per diluted share, in
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1 North Second Street
Hartsville, S.C. 29550 USA
843-383-7794
www.sonoco.com

Sonoco Reports Strong First Quarter 2010 Results – Page 2
the quarter, compared with $29.2 million or $.29 per diluted share in 2009. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business. Excluded from base earnings in the 2010 quarter were after-tax restructuring charges of $2.4 million, or $.02 per diluted share, related to previously announced cost-reduction initiatives. After-tax restructuring charges of $6.1 million, or $.06 per diluted share, were excluded from base earnings in the 2009 quarter. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in the release.
The Company’s overall gross profit margin in the first quarter improved to 18.8 percent of sales, from 17.6 percent in the same period in 2009, primarily as a result of volume improvements and productivity initiatives.
Net sales for the first quarter were $935 million, compared with $801 million in the same period in 2009. The 17 percent increase during the quarter was due to improved Companywide volumes, higher selling prices and a $37 million favorable impact of foreign currency rates. The higher selling prices were driven by the impact of external sales of recovered paper due to significantly higher OCC prices. New product sales increased 13 percent in the first quarter to nearly $43 million, compared with $38 million in the same period in 2009. New consumer-related products made up $40 million of the new sales during the period.
Cash generated from operations in the first quarter was $73.8 million, compared with $75.5 million in the same period in 2009. Despite stronger earnings, the decline is a result of an increased use of cash needed to fund changes in working capital associated with the higher level of business activity and other items, compared to the same period in 2009. Capital expenditures and cash dividends were $28.5 million and $27.1 million, respectively, during the first quarter of 2010, compared with $34.6 million and $26.9 million, respectively, in the same period in 2009.
At the end of the first quarter of 2010, total debt was $578 million, relatively unchanged from the $581 million at the end of 2009. As of the end of the quarter, cash and cash equivalents totaled $188 million, compared with $185 million at the end of 2009. The Company had no borrowings under its $500 million commercial paper program as of March 28, 2010. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011.
Second Quarter and Full-Year 2010 Outlook
Sonoco expects second quarter 2010 base earnings to be in the range of $.52 to $.56 per diluted share. Base earnings in the second quarter of 2009 were $.41 per diluted share. For the full-year 2010, base earnings are currently projected to be in the range of $2.15 to $2.25 per diluted share, an increase over the guidance given on February 10, 2010, of $2.00 to $2.15 per diluted share. The increase is due primarily to better than expected performance in the first quarter, resulting from slightly stronger business conditions than when the previous guidance was issued. The Company’s 2010 earnings guidance reflects an expected effective tax rate of approximately 30 percent.
The Company’s earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality, and that it will be able to recover higher raw material prices, primarily in OCC, through higher selling prices. Although the Company believes the assumptions reflected in the range of guidance are reasonable, it cautions the reader that the outlook, given the global economic climate, remains uncertain, and actual results could vary substantially.
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Sonoco Reports Strong First Quarter 2010 Results – Page 3
Commenting on the Company’s outlook, DeLoach said, “Clearly, we are seeing steady improvement in our Consumer and Industrial volumes, which match modest gains seen in general consumer spending and industrial production over the past several months. Much of Sonoco’s year-over-year improvement is tied to the rebound in our Tubes and Cores/Paper segment and continued growth in our Consumer businesses. While we expect these trends to continue, we remain cautious about the pace of the global recovery and will continue to run our businesses conservatively and manage our cost structure.”
Segment Review
Segment operating results do not include restructuring and asset impairment charges, interest income and expense, or income taxes. These items are reported under Corporate.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
First quarter 2010 sales for the segment were $382 million, compared with $355 million in the same period in 2009. Segment operating profit was $45.7 million in the first quarter, compared with $39.4 million in the same period in 2009.
Sales grew 8 percent during the first quarter due to improved volumes for rigid plastic containers, composite cans, closures and flexible packaging along with the favorable impact of foreign currency translation. Operating profit benefited from productivity improvements and volume growth. Partially offsetting these favorable factors were higher raw material and labor costs, and lower selling prices.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.
First quarter 2010 sales for the segment were $370 million, compared with $288 million in the same period in 2009. Operating profit for this segment was $21.5 million, compared with $6.7 million in 2009.
The 28 percent increase in segment sales was due to an improvement in volume of global industrial converted products and North American paperboard along with the favorable impact of foreign currency translation. Higher selling prices for OCC had a favorable impact on recovered paper sold externally. Operating profit for the segment improved significantly during the quarter due to volume growth and productivity improvements, which were partially offset by an unfavorable price/cost relationship.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
First quarter 2010 sales for this segment were $112 million, compared with $93 million in the same period in 2009. Segment operating profit was $5.1 million, compared with $.7 million in 2009.
The 21 percent gain in sales in this segment was due primarily to improved volume in the Company’s contract packaging and fulfillment business along with the favorable impact of foreign currency translation. Operating profit increased as a result of volume improvements.
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Sonoco Reports Strong First Quarter 2010 Results – Page 4
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
First quarter 2010 sales in All Other Sonoco were $72 million, compared with $65 million reported in the same period in 2009. Operating profit for the quarter was $7.4 million, compared with $5.1 million in 2009.
Sales in All Other Sonoco increased due to volume gains in molded plastics and protective packaging. These gains were partially offset by volume and sales price declines in wire and cable reels. Operating profit in All Other Sonoco increased from productivity improvements and volume growth, which more than offset lower selling prices, particularly in wire and cable reels.
Corporate
Net interest expense for the first quarter of 2010 declined to $8.4 million, compared with $9.6 million during the same period in 2009. The decrease was due to lower debt levels and lower interest rates. The effective tax rate for the first quarter of 2010 was 29.6 percent, compared with 32.5 percent for the same period in 2009. The lower effective tax rate in the first quarter of 2010 was primarily due to an increase in the U.S. federal manufacturing deduction. This was also the primary factor in the effective tax rate on base earnings decreasing from 33.2 percent to 30.4 percent.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, April 22, 2010, at 2 p.m. Eastern time, to review its 2010 first quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 5 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 46903446. The archived telephone call will be available through April 29, 2010. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $3.6 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
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Sonoco Reports Strong First Quarter 2010 Results – Page 5
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures and demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports Strong First Quarter 2010 Results – Page 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 28, 2010	March 29, 2009
Net sales	$935,133	$800,629
Cost of sales	759,375	659,766

Gross profit	175,758	140,863
Selling, general and administrative expenses	96,136	88,949
Restructuring/Asset impairment charges	3,947	7,210

Income before interest and income taxes	$75,675	$44,704
Interest expense	8,930	10,356
Interest income	493	725

Income before income taxes	67,238	35,073
Provision for income taxes	19,911	11,392

Income before equity in earnings of affiliates	47,327	23,681
Equity in earnings of affiliates, net of tax	1,226	54

Net income	48,553	23,735
Net (income)/loss attributable to noncontrolling interests	19	(613)

Net income attributable to Sonoco	$48,572	$23,122

Weighted average common shares outstanding – diluted	101,842	100,712

Diluted earnings per common share	$0.48	$0.23

Dividends per common share	$0.27	$0.27

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 28, 2010	March 29, 2009
Net sales
Consumer Packaging	$381,633	$354,908
Tubes and Cores/Paper	369,874	288,340
Packaging Services	111,913	92,861
All Other Sonoco	71,713	64,520

Consolidated	$935,133	$800,629

Income before income taxes:
Consumer Packaging – Operating Profit	$45,656	$39,377
Tubes and Cores/Paper – Operating Profit	21,503	6,746
Packaging Services – Operating Profit	5,079	655
All Other Sonoco – Operating Profit	7,384	5,136
Restructuring/Asset impairment charges	(3,947)	(7,210)
Interest, net	(8,437)	(9,631)

Consolidated	$67,238	$35,073

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Sonoco Reports Strong First Quarter 2010 Results – Page 7
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 28, 2010	March 29, 2009
Net income	$48,553	$23,735
Asset impairment charges	98	4,970
Depreciation, depletion and amortization	40,413	40,857
Fox River environmental reserves	(459)	(3,821)
Pension and postretirement plan expense/contributions	3,181	13,563
Changes in working capital	(43,698)	(21,236)
Other operating activity	25,698	17,445

Net cash provided by operating activities	73,786	75,513

Purchase of property, plant and equipment	(28,514)	(34,643)
Debt (repayments) proceeds, net	(4,307)	(22,025)
Cash dividends	(27,070)	(26,945)
Other, including effects of exchange rates on cash	(10,912)	(14,981)

Net increase in cash and cash equivalents	2,983	(23,081)
Cash and cash equivalents at beginning of period	185,245	101,655

Cash and cash equivalents at end of period	$188,228	$78,574

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 28, 2010	Dec. 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$188,228	$185,245
Trade accounts receivable, net of allowances	487,112	428,293
Other receivables	30,524	35,469
Inventories	313,559	288,528
Prepaid expenses and deferred income taxes	60,987	59,038

	1,080,410	996,573
Property, plant and equipment, net	909,028	926,829
Goodwill	809,356	813,530
Other intangible assets, net	111,497	115,044
Other assets	213,014	210,604

	$3,123,305	$3,062,580

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$711,717	$675,315
Notes payable and current portion of long-term debt	113,388	118,053
Accrued taxes	27,791	12,271

	$852,896	$805,639
Long-term debt, net of current portion	464,705	462,743
Pension and other postretirement benefits	317,170	321,355
Deferred income taxes and other	88,403	92,213
Total equity	1,400,131	1,380,630

	$3,123,305	$3,062,580

Sonoco Reports Strong First Quarter 2010 Results – Page 8
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.
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Sonoco Reports Strong First Quarter 2010 Results – Page 9
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

	Non-GAAP
		Adjustments [1]
		Restructuring/
		Asset
		Impairment
Three Months Ended March 28, 2010	GAAP	Charges	Base
Income before interest and income taxes	$75.7	$3.9	$79.6
Interest expense, net	8.5	—	8.5

Income before income taxes	67.2	3.9	71.1
Provision for income taxes	19.9	1.7	21.6

Income before equity in earnings of affiliates	47.3	2.2	49.5
Equity in earnings of affiliates, net of taxes	1.3	0.2	1.5

Net income	48.6	2.4	51.0
Net (income)/loss attributable to noncontrolling interests	0.0	—	0.0

Net income attributable to Sonoco	$48.6	$2.4	$51.0

Per share	$0.48	$0.02	$0.50

		Restructuring/
		Asset
		Impairment
Three Months Ended March 29, 2009	GAAP	Charges	Base
Income before interest and income taxes	$44.7	$7.2	$51.9
Interest expense, net	9.6	—	9.6

Income before income taxes	35.1	7.2	42.3
Provision for income taxes	11.4	2.6	14.0

Income before equity in earnings of affiliates	23.7	4.6	28.3
Equity in earnings of affiliates, net of taxes	0.0	—	0.0

Net income	23.7	4.6	28.3
Net (income)/loss attributable to noncontrolling interests	(0.6)	1.5	0.9

Net income attributable to Sonoco	$23.1	$6.1	$29.2

Per share	$0.23	$0.06	$0.29

[1]	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
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